Exhibit 10.1

Employment Agreement

December 31, 2025

Between: Odysight.ai Ltd., Company No. 515950400

Of 7A Gan Hata’asiya St., Omer, Israel

And: Ronen Tanami

Address: * * * (the “Employee”)

Employment and Compensation

1.	The Parties wish to enter into an employment agreement for an unfixed period, in accordance with the conditions and provisions of this Employment Agreement. The date of commencement of the Employee’s employment, his job, his direct supervisor and other issues relating to the conditions of the Employee’s employment, including consideration, are set out in Appendix A, which is attached hereto.

2.	In the performance of his job, the Employee shall devote all of his time, attention, ability and effort exclusively for the performance of his duties at the Company and he undertakes not to engage, either as an employee or otherwise, in any business, commercial or professional activities, either for consideration or otherwise, during the term of his employment, without receiving the Company’s prior written consent to such. The provisions of this section shall not derogate from the Employee’s undertakings as set out in Appendix B which is attached hereto.

3.	Each party shall be entitled to rescind this Agreement at any time, by giving prior notice as set out in Appendix A below, and subject to any law.

4.	Notwithstanding the provisions of section 3 above, and without derogating from its rights under this Agreement or under any law, the Company shall be entitled to terminate the employment of the Employee without prior notice, upon the occurrence of one of the following cases: (a) breach of the Employee’s fiduciary duty, intentional damage to the Company’s property, dealing in competing activity or any breach of Appendix B below; or (b) a fundamental breach of the provisions of this Agreement on condition that the Employee has not remedied the breach (to the extent that it can be remedied) within 7 days of receipt of a warning from the Company; or (c) indictment of the Employee for a criminal offense (except for a fine-related offense) or for involvement in sexual harassment incidentally to the Employee’s employment at the Company; or (d) the Employee has put himself in a position of conflict of interests; or (e) any other circumstance in respect of which it is legally permissible to fire an employee without the giving of prior notice.

5.	The Employee shall not have a right of lien over the assets, equipment or any other of the Company’s property that might be in his possession. The Employee shall return all of the Company’s property that is in his possession not later than the date of termination of employer-employee relations, prior to his taking any unpaid leave or within 7 days of receipt of a demand to do so from the Company.

6.	The provisions of this Agreement shall not derogate from any right afforded to the Employee under any law, extension order, collective agreement, employment contract or any other contract relating to the conditions of his employment.

7.	Together with the execution of this Agreement, the Employee shall sign an undertaking to the Company regarding confidentiality, prohibition of unfair competition, and title to inventions, which is attached hereto as Appendix B.

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Representations and Undertakings of the Employee

The Employee declares and undertakes as follows:

8.	He has the ability, skills and knowledge that are necessary for the performance of his Job pursuant to this Agreement and he does not suffer from any physical or mental health deficiency that might unreasonably prevent or impede him in the performance of his job and his other obligations under this Agreement.

9.	He is not bound by any undertaking or other agreement whatsoever that might restrict or prevent him from entering into this Agreement and performing his undertakings hereunder. By executing this Agreement and performing his job, he is not and will not be in breach of, or in a conflict of interests with: (1) the rights of his previous employers or his undertakings to them; or (2) his undertakings under any other document to which he is a party or which binds him.

10.	He shall give notice to the Company, immediately, of any matter or subject in respect of which he or his close family might have a personal interest or that might generate a conflict of interest with his job and employment at the Company.

11.	He shall not receive any beneficial interest from any third party, directly or indirectly, with respect to his employment. Should the Employee breach this undertaking, then without derogating from the rest of the Company’s rights, the beneficial interest or the value thereof shall be the property of the Company alone, and the Employee hereby grants the Company leave to deduct the value of the beneficial interest from any sum that may be owing to the Employee from it. This section shall not apply to gifts or benefits of a marginal value.

12.	In the context of his employment, he shall not act in contravention of the signature rights that are prescribed by the Company.

13.	He agrees and confirms that from time to time, he might be required to travel and stay overseas in the framework of his job.

14.	For the purpose of performance of his job, the Company may provide the Employee with a computer, hardware, software and an email address a (“Computers”) which shall be the exclusive property of the Company. Subject to the Company’s procedures in this regard, and without derogating from his undertakings and the performance of his job pursuant to this Agreement, the Employee shall be entitled to make reasonable, private use of the Computers provided that the Employee shall not be entitled to store private files on the Computers (except for private folders that are prominently marked as such) and shall not be entitled to store Company files on private storage measures. It is clarified that the professional email address shall be used for professional purposes only, whilst the Employee shall be entitled, for private purposes, to use external email services (such as gmail).

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15.	The Employee is aware and agrees that: (1) the Company may allow other employees and third parties to make use of the Computers; (2) in order to preserving its legitimate interests, the Company may monitor the activities on the Computers, including the usage log and the contents of email and internet correspondence, which shall be admissible as evidence in legal proceedings; (3) in light of the Employee’s undertakings above, the Employee shall not have a right to privacy with respect to the contents of the Computers, with the exception of private folder that have been prominently marked as such.

16.	The Employee is aware and agrees that the information about him and about the conditions of his employment which may be accrued and documented by the Company (the “Information”) may be provided to third parties, including outside of Israel, on condition that: (a) such transfer is effected for the purpose of the performance of some relevant legal provision or for the purpose of the Company’s business (including any transactions related thereto); (b) no information shall be provided beyond what is necessary and reasonable; (c) the party to which the information is provided shall undertake to the Company, to the extent that such is possible and relevant, that it shall maintain the privacy of the information at a level of protection that is at least that which is employed by the Company with respect to the information.

17.	In the event of rescission of this Agreement, for any reason whatsoever, the Employee shall cooperate with the Company and shall make best endeavors to assist in the orderly transition of his job at the Company, and in the orderly overlap between him and the person or persons due to replace him in his job.

General Provisions

18.	This Agreement and the Appendixes hereto constitute the full agreement between the Parties and prevail over any prior agreement, offer, understanding, correspondence, content, conversation or arrangement, whether in writing or oral, if any, between the Parties, with respect to the conditions of the Employee’s employment. Any matter not expressly regulated in this Agreement shall be in accordance with the law. Any amendment and/or addition to this Agreement shall bind the Parties to this Agreement and shall only be in force if it is in writing and signed by the Parties.

19.	Israeli law shall apply to this Agreement. The competent courts / tribunals in the city of Tel Aviv Yafo shall have exclusive jurisdiction with respect to any matter stemming from this Agreement or with respect to this Agreement.

20.	All notices must be sent by one party to the other by registered mail, by email or by hand delivery to the address at the top of this Agreement or to such other address as a Party may notify. Any notice shall be deemed to have been received by the recipient: if sent by registered mail – 4 business days after dispatch; if sent by email – one business day after dispatch provided that an automatic confirmation is obtained from the server that the notice reached its destination; if delivered by hand – upon delivery provided that a “certificate of delivery” is received.

The Employee declares that: (1) he has read carefully and has understood all of the provisions of the Agreement and the Appendixes hereto; (2) he has been given a reasonable opportunity to consult with third parties, including with an advocate; (3) he has signed this Agreement with full volition and consent.

In witness whereof, the Parties have hereunto set their hands:

The Employee:	/s/ Ronen Tanami	The Company:	/s/ Einav Brenner

/s/ Yehu Ofer

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Appendix A – Conditions of Employment

1.	Date of Commencement, Job and Supervisor – The Employee’s employment shall commence on January 1, 2026 (the “Commencement Date”), in a full-time position of Interim VP R&D with a target to become Chief Operating Officer (COO), subject to the CEO the Board of Directors approval, and following completion of at least three (3) consecutive months of actual work (excluding any period of prior notice, whether given by the Employee or the Company, as well as any unpaid leave) as of the Commencement Date.

2.	Prior Notice – 60 days. Notice shall be given in writing, however, even if notice is not given in writing as aforesaid, the Employee shall be deemed to have resigned if he gives clear notice in such regard.

3.	Salary – A gross monthly salary of NIS 62,500 (the “Salary”). Any payment or bonus that are granted to the Manager pursuant to this Appendix, apart from the Salary, shall not be deemed to be a salary for any purpose whatsoever, and the Manager shall not be able to argue otherwise. The Salary shall be paid on the lawful date.

Following the completion of twelve (12) consecutive months of actual work (excluding any period of prior notice, whether given by the Employee or the Company, as well as any unpaid leave) as of the Commencement Date, the Employee’s salary shall increase to a total gross amount of NIS 65,000.

4.	Pension Arrangements – The Company shall insure the Employee under a pension arrangement of his choice (insurance fund, pension fund or a combination of the two), in accordance with the rates and conditions that are set out below:

4.1.	Insurance fund (“executive insurance”) – in accordance with the following components:

4.1.1.	Insurance for loss of capacity to work – the Company shall, at its own expense and from an insurer of its choice, purchase coverage in the event of loss of capacity to work with the usual and acceptable conditions, at the rate that is necessary for the insurance of 75% of the Salary. The Company’s payment for insurance for loss of capacity to work shall not, in any event, be greater than 2.5% of the Salary.

4.1.2.	The Company’s provisions for severance pay - 8 1/3% of the Salary.

4.1.3.	The Company’s provisions for compensation – the difference between 6.5% of the Salary and the Company’s payment for insurance for loss of capacity to work, provided that in any event, the Company’s provisions for compensation shall not be less than 5% of the Salary.

4.1.4.	The Employee’s provisions for compensation – 6% of the Salary.

4.2.	Pension fund – in accordance with the following components: The Company’s provisions for severance pay – 8.33% of the Salary; the Company’s provisions for compensation - 6.5% of the Salary; the Employee’s provisions for compensation - 6% of the Salary.

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5.	Release of Pension Funds – The Parties adopt the provisions of the General Authorization regarding Employer Payments into Pension Funds and Insurance Funds in lieu of Severance Pay, which was issued pursuant to the Severance Pay Law, 5723- 1963, as is in force from time to time, a copy of which is attached to this Agreement as Appendix C. The Company hereby waives its right to a refund of the monies that it paid to the Pension Fund and/or to an executive insurance policy unless the Employee’s right to severance pay is repudiated in a judgment pursuant to sections 16 and 17 of the Severance Pay Law, 5723-1963 (in accordance with the provisions thereof), or if the Employee withdraws monies from the pension fund and/or executive insurance policy, other than due to an “entitling event”. For this purpose, an “entitling event”: death, disability or retirement at age sixty or above. The Employee declares, confirms and undertakes that the Company’s provisions for the executive insurance policy or pension fund shall stand in place of all of the severance pay owing to him if any, pursuant to section 14 of the Severance Pay Law, 5723-1963, and in accordance with the General Authorization referred to above.

6.	Study Fund – The Company and the Employee shall maintain a study fund for the Employee to which the Company shall contribute, on a monthly basis, an amount equal to 7.5% of Salary to Study Fund (as defined below) (the “Company Portion”) and the Employee shall contribute on a monthly basis an amount equal to 2.5% of Salary to Study Fund (the “Employee Portion”). Provided that the contributions according to this section shall not exceed the maximum tax-exempt ceiling for a Study Fund pursuant to the Income Tax Ordinance [New Version] – 1961 (the “Salary to Study Fund”). The Employee hereby instructs the Company to transfer the Employee Portion to the selected Study Fund. In the event that the Company Portion and Employee Portion exceed the maximum tax-exempt ceiling for Study Fund contributions, the exceeding amounts shall be recognized as ordinary income for tax purposes, on the date of their contribution to the selected Study Fund.

7.	Vacation – The Employee shall be entitled to leave of 24 days of work for each period of twelve (12) months of employment (the “Annual Quota”) but in any event, not less than that which is set out in the Annual Leave Law, 5711-1951, as such may be from time to time (the “Annual Leave Law”). The Company encourages its employees to take leave and to use up the entire Annual Quota of leave days. However, the Employee shall be entitled to accrue vacation days in a quantity of not more than twice the Annual Quota (the “Accrual Quota”). Vacation days beyond the Accrual Quota shall be deleted without the Employee being given compensation for such. The dates for taking vacations shall be prescribed by the Company at its discretion, in accordance with its possibilities and needs, and where possible, taking into account the Employee’s wishes. The Company shall be entitled to decide on a uniform annual leave period for all or some of its employees, with respect to some or all of their annual leave quota, as it may see fit.

8.	Sick Pay– The Employee shall be entitled to the payment of sick pay in accordance with the provisions of the Sick Pay Law, 5736-1976. Notwithstanding the aforesaid, according to the Company’s policy, which may change from time to time, you will be entitled to your full Salary from the first day of your sick leave, is contingent upon the submission of a valid medical certificate.

9.	Convalescence Pay – The Employee shall be entitled to payment of convalescence pay in accordance with the Extension Order regarding Payment of Convalescence Pay.

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10.	Options - Following the execution of this Employment Agreement, and conditional upon the continuance of Employee engagement with the Company, the Company will recommend to the Board of Directors of the Odysight.ai Inc. the Company’s parent company (“Parent”) to grant to Employee an aggregate of options to purchase a total of 60,000 common stock of the Parent (the “Options”). The grant of the Options as well as the terms and conditions applicable thereto shall be subject to the sole discretion of the board of directors of the Parent and shall be subject to the provisions of the applicable equity plan under which the Options will be granted and the respective option agreement. The grant of any Options shall be further conditional upon the receipt of all approvals required under any applicable law including any applicable tax laws, and the execution and delivery by Employee of an option agreement and all other instruments required by the board of directors of the Parent with respect to such Options. For the avoidance of doubt, it is clarified that any taxes due with respect to the Options and participation in the equity plan shall be borne solely by Employee and that the Company and the Parent shall be entitled to withhold tax in respect of such Options as it deems required under applicable law. It is further clarified that nothing herein is intended to constitute a grant of, or entitle Employee to, the Options or any other rights with respect to the share capital of the Parent, and the only obligation of the Company hereunder is to make the recommendation referred to above.

Following entering the position of COO, the Employee will be entitled to receive a one-time grant of Options to purchase additional 40,000 common stock, with vesting commencement date equal to the employment Commencement Date. The grant of the Options, as well as the terms and conditions applicable thereto, shall be subject to the sole discretion of the Company Board of Directors and shall be subject to the provisions of the applicable equity plan under which the Options will be granted and the respective option agreement.

11.	Special Performance Bonus - Beginning with the Company report of its annual results at the end of the first year following the Commencement Date and onwards, you may be eligible to receive a special performance bonus of up to three (3) monthly payrolls. The decision whether to grant a special performance bonus and the actual amount of any special performance bonus awarded in any given year shall be determined by the Company’s CEO, in the CEO’s sole discretion and subject to the approval of the Company’s Board of Directors, considering (i) whether the Employee achieved the objectives set by the Company each year, and (ii) the Company’s performance, each of such factors to be determined by the CEO in the CEO’s sole discretion. Any special performance bonus, if approved, will be paid only after the Company reports its annual results around March of each year. To avoid any doubt, the bonus is a conditional payment and shall not be subject to any social benefits.

12.	Taxes and Mandatory Payments – All of the payments and benefits provided to you under this Employment Agreement are gross amounts and shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

The Employee:	/s/ Ronen Tanami	The Company:	/s/ Einav Brenner

/s/ Yehu Ofer

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Appendix B – Deed of Undertaking

This Deed of Undertaking was executed on December __, 2025 by Ronen Tanami, ID no.* * *, of _______________, Israel (hereinafter: the “Employee”).

Since the Employee wishes to enter into an employment agreement with Odysight.ai Ltd. (the “Company”) and since the preservation of the Confidential Information (as defined below), the Company’s rights in Inventions (as defined below) and in all of the intellectual property rights auxiliary to such, are essential to the Company, the Employee is executing this Undertaking as a condition of his employment by the Company, and he undertakes to perform it verbatim.

In this Deed of Undertaking, all of the Employee’s undertakings to the Company shall be made to any parent companies, subsidiaries, sister companies and related companies to the Company, directly or indirectly, and the substitutes or transferees of such companies.

Confidential Information

1.	The Employee recognizes the fact that he has and that he will have access to information that is confidential in nature (whether marked as such or not), that is related to the Company, including with respect to its commercial secrets, professional knowledge, technology, products (including products under development), research and development, experiments, formulas and processes, inventions, business, assets, financial condition, contracts and undertakings, obligations, operations, marketing and sales promotion issues, plans (including business and financial plans), strategies, procedures, forecasts, customers, suppliers, business partners and third parties to whom the Company has undertaken to keep information confidential and information relating to its employees, consultants, office bearers, directors and shareholders (all hereinafter jointly: the “Confidential Information”). The Confidential Information might be in any form whatsoever, including in writing, oral or on a magnetic or electronic medium. Confidential Information shall not include information that has come into the public domain as a result of a breach of this Deed of Undertaking by the Employee or information which the Employee is required to disclose pursuant to the legal demand of a competent authority, on condition that: (a) the Employee gives notice to the Company of such demand, immediately; (b) the Employee cooperates with the Company, if necessary, in order to reduce the scope of the demand; (c) the Employee does not disclose it beyond his duty to disclose in accordance with the aforesaid demand.

2.	During the term of his employment and at all times thereafter, without any limitation in time, the Employee shall strictly preserve the Confidential Information and shall ensure its confidentiality, and shall not disclose the Confidential Information to any person or entity and shall not use the Confidential Information other than for the Company’s benefit. The Employee recognizes and understands that his work at the Company and his access to the Confidential Information give rise to a relationship of trust with respect to such Confidential Information.

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3.	The Employee declares that he has been made aware that all of the rights in the Confidential Information are the exclusive property of the Company (or of the third party to which the Company has undertaken to keep the Information confidential). Without derogating from the generality of the aforesaid, the Employee agrees that all of the Confidential Information that was prepared, collected, processed, received, kept or was in his use with respect to his employment in the Company (the “Material”) shall be the exclusive property of the Company and shall be deemed to be Confidential Information. Everything relating to the Material, including originals, copies and summaries, shall be transferred by the Employee to the Company upon termination of the term of his employment or at any time prior to such at the Company’s demand, without the Employee keeping any copies of the above and without the Employee having a right of lien over them. The Employee shall not remove the Material from the Company, unless such is required by virtue of his job and for the purpose of his employment, and unless such is permitted in accordance with the Company’s procedures. If the Material is removed from the Company’s offices as set out above, the Director shall take all of the necessary measures in order to maintain absolute confidentiality of the Material and shall return such to its place immediately after such use.

4.	Unless there is a lawful permit or approval for such, the Employee shall not use nor disclose Confidential Information or commercial secrets belonging to any third parties including to previous employers, towards which the Employee has a duty of confidentiality or non-use (including any academic institution or any related entity).

Unfair Competition and Prohibited Solicitation

5.	The Employee undertakes that during the course of his employment at the Company, he shall not contract, set up, open or be in any way involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, adviser or in any other many, any business, occupation, employment or any other activity that is in competition with the Company’s business.

The Employee undertakes that during the period of 12 months following termination of his employment at the Company for any reason whatsoever, he shall not contract, set up, open or be in any way involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, adviser or in any other many, any business, occupation, employment or any other activity that is in which might reasonably include or require use of the Confidential Information. The Employee hereby confirms that it is reasonable that any engagement, set-up, opening or involvement, directly or indirectly, whether as an employee, owner, partner, agent, shareholder, director, adviser or in any other capacity, of any business, profession, employment or any other activity that is in competition with the Company’s business, as such was during the term of the Employee’s employment, or with the Company’s business as planned during the term of his employment, might require the use of all or part of the Confidential Information.

The Employee agrees that in light of his position at the Company and his exposure to the Confidential Information, the provisions of this section 5 are reasonable and necessary for the purpose of lawfully protecting the Confidential Information, which constitutes a principal asset of the Company and he undertakes to perform such as a condition of his employment by the Company. The Employee declares that he has carefully read the provisions of this undertaking, that he understands the outcome of this undertaking and agrees to the provisions hereof, and that he has assessed the advantages and disadvantages involved in entry into this undertaking for himself.

The Employee hereby declares that he is aware that part of his Salary contains additional consideration that is being provided for the Employee’s undertaking under this non- competition stipulation. Without derogating from the aforesaid, the Employee declares that he has the financial capability to enter into this non-competition undertaking.

6.	The Employee undertakes that during the course of his employment at the Company and for a period of 12 months thereafter, he shall not solicit, persuade or try to persuade any employee of the Company to cease his employment at the Company or to reduce the scope of his employment at the Company, and that he shall not employ such an employee. Furthermore, the Employee shall not solicit, persuade, try to solicit or try to persuade, directly or indirectly, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or alter their relationship with Company. All of the above shall apply both directly and indirectly.

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Title to Inventions

7.	The Employee shall give notice and shall transfer to the Company or to whomever is appointed for such on its behalf with all inventions, improvements, enhancements, formulas, processes, techniques, professional knowledge and technological information, whether able to be registered as a patent, as copyright or any similar law or not, which come into being, are invented, made, developed or raised as an idea or implemented, or which may be deduced by the Employee alone or jointly with others, during the course of the Employee’s employment at the Company (including after business hours, on weekends , or during vacations) (all of the aforesaid shall hereinafter be defined as: “Inventions” or the “Invention”), immediately upon discovery, receipt, generation or invention thereof, as the case may be.

8.	The Employee agrees that any Inventions, as of the date of their invention or creation shall be the Inventions of the Company, shall be the exclusive property of the Company 0and its transferees, and the Company and its transferees shall be the exclusive owners of all of the property, rights and interests in the patents, copyright, commercial secrets and all of the other rights of any kind whatsoever, including moral rights with respect to the Inventions. The Employee hereby irrevocably and unconditionally assigns all of the rights set out below with respect to all of the Inventions to the Company: (1) all property, rights and interests in patents, patent applications and patent rights, extensions or expansions thereof; (2) rights related to a work, including copyright or applications for copyright, moral rights (as defined below) and proprietary rights in design; (3) rights related to the protection of commercial secrets and confidential information; (4) designs and the rights related thereto; (5) other proprietary rights related to intangible assets including trademarks, service marks and the implementation thereof, commercial names and packaging, and all of the goodwill related to them; (6) any property, rights and interests in any Invention; and (7) rights to sue for breach of any of the rights set out above and the right to revenues, royalties and other payments for the rights set out above. The Employee hereby waives all of the moral rights (as defined below) that it might have with respect to the Inventions, even after termination of his employment at the Company, and agrees never to sue with respect to such rights. “Moral rights” shall mean any right of an author to claim that his name be mentioned on his work, any right to object to any change in the work and any similar right that exists under any law in any country in the world, or under any treaty.

9.	The Employee has attached hereto as Appendix B1, a list of all of the Inventions, enhancements, improvements, formulas, processes, techniques, professional knowledge and technological information, whether able to be registered as a patent, as copyright or under any similar law, or not, and whether in fact implemented or not, original works and commercial secrets created or conceived or belonging to the Employee (whether generated by the Employee alone or jointly with others), which: (1) were developed by the Employee prior to his contract with the Company (hereinafter jointly: the “Previous Inventions”); (2) are related to the existing or planned business, products or research and development of the Company; and (3) are not assigned in favor of the Company pursuant to this Agreement; or, if the aforesaid Appendix B1 is missing or not attached at all, the Employee hereby declares that no such Previous Inventions exist.

10.	The Employee undertakes that during the term of his employment at the Company and thereafter, he shall take all of the actions reasonably necessary or required by the Company and he shall assist the Company, at its expense, in any way that it may request, in order to register, preserve, protect and enforce the Inventions in all countries around the world. These actions shall include, inter alia, the execution of documents and assistance in legal proceedings. The Employee hereby irrevocably authorizes and appoints the Company or a person appointed on its behalf as attorney for the Employee to act in his stead and in his place, to sign any document, to submit it and to do any other action on behalf of the Employee which may be permitted under any law in order to enable the registration, preservation, protection and enforcement of the Inventions in all countries around the world.

11.	The Employee shall not be entitled with respect to the above to any monetary or other consideration apart from that set out expressly in his Employment Agreement or beyond the provisions of any other special agreement or arrangement in this regard made in writing and signed by the Company. Without derogating from the generality of the aforesaid, the Employee irrevocably confirms that the consideration paid to the Employee under the express conditions of this Employment Agreement shall be in lieu of any right that the Employee might have been entitled to receive by law for payment for the Inventions and the Employee hereby waives any right to receive royalties or any other payment for the Inventions, including under section 134 of the Patents Law, 5727-1967. With respect to the above, no arrangement, contract or agreement made orally or in writing shall have any effect unless such is in writing and lawfully signed by the Company.

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General

12.	The Employee declares that in the performance of his undertakings under this Deed of Undertaking, and his function as an employee of the Company, he is not in breach of any undertaking regarding the assignment of inventions, non-competition, confidentiality or any similar undertaking towards, or right of, any previous employer (including any academic institution or any related entity). The Employee recognizes the fact that the Company has relied on this declaration in its decision to employ him at the Company.

13.	The Employee agrees that the provisions of this undertaking which constitute an integral part of the conditions of his employment, are reasonable and necessary for the purpose of protecting the legitimate interests of the Company with respect to the subject of this undertaking.

14.	The Employee recognizes that in the event of breach of any of the provisions of this Deed of Undertaking, the Company might suffer damages that cannot be remedied and therefore, in the event of a breach of this Deed of Undertaking, the Company shall be entitled to an injunction in order to enforce this Deed of Undertaking (without derogating from the other remedies to which the Company might be entitled in such a case, under any law).

15.	Should it be ruled by any competent judicial instance that any of the provisions of this Deed of Undertaking are not valid or enforceable, in any way whatsoever, such provision shall be enforced to the extent possible in accordance with the intention of the Company and the Employee. If such provision cannot be enforced in accordance with such intention, the provision shall be deemed to have been amended so that those parts of it which are held, as aforesaid, to be invalid or unenforceable, may be deleted therefrom, only in such country or region in which the decision that the provision is invalid or unenforceable as aforesaid has been handed down, in accordance with the local law. In addition, if it is held that a particular provision contained in this undertaking is too broad in terms of the time periods, geographical scope, actions or subject matter set out herein, it shall be interpreted such that the provision shall be limited and restricted with respect to such characteristic, so that the provision shall be enforceable to the greatest extent possible that is suitable to the applicable law as may be in force at such time.

16.	The provisions of this undertaking shall remain in full force even after termination of the employment between the Company and the Employee, for any reason whatsoever. This undertaking shall not in any way derogate from the undertakings and liabilities of the Employee under any law.

17.	The Employee hereby agrees that following termination of the employment between the Company and the Employee, the Company shall be entitled to give notice to the Employee’s new employer of the Employee’s rights and obligations pursuant to this Deed of Undertaking.

18.	This Deed of Undertaking constitutes the full agreement between the Company and the Employee with respect to the subject of this Deed of Undertaking. Any addition, amendment or waiver of any undertaking pursuant to this Deed of Undertaking shall only be valid if in writing and signed by the Company as well. The Company’s waiver of the Employee’s undertaking shall constitute a one-time waiver and shall not constitute a precedent or serve for the drawing of inferences to similar, different or other cases.

19.	This Deed of Undertaking and the rights and obligations hereunder shall be valid towards the substitutes, transferees and legal representatives of the Employee and the Company. The Company shall be entitled to assign all or part of its rights under this Deed of Undertaking. The Employee shall not convert, assign or otherwise transfer the duties imposed upon him under this Deed of Undertaking other than with the prior written consent of the Company.

The Employee:	/s/ Ronen Tanami	The Company:	/s/ Einav Brenner

/s/ Yehu Ofer

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Appendix C

General Authorization (Consolidated Version) regarding Employer

Payments into Pension Funds and Insurance Funds in lieu of

Severance Pay

Pursuant to the Severance Pay Law, 5723-1963

By virtue of my authority pursuant to section 14 of the Severance Pay Law, 5723-1963, (hereinafter: the “Law”), I authorize that payments made by the Employer as of the date of publication of this Certificate, for the Employee, into a comprehensive pension in an annuity fund which is not an insurance fund as defined in the Income Tax (Rules for Approval of and Management of Pension Funds) Regulations, 5724-1964 (hereinafter: a “Pension Fund”), or into an executive insurance policy which includes the ability to pay an annuity or a combination of payments into an annuity plan and a plan which is not an annuity plan, into such insurance fund (hereinafter: an “Insurance Fund”), including payments made by combining payments into a Pension Fund and an Insurance Fund, whether the Insurance Fund contains an annuity plan or not (hereinafter: “Employer Payments”) shall stand in lieu of the severance pay owing on the Salary out of which the aforesaid payments are made, and for the period paid (hereinafter: the “Severance Salary”), provided that all of the above exist:

1.	Employer’s payments –

(a)	Into a Pension Fund shall be no less than 14 1/3% of the Severance Salary or 12% of the Severance Salary if the Employer also makes payments for the Employee, in addition to the above, for supplementation of severance pay into a severance pay pension fund or an Insurance Fund in the Employee’s name in the rate of 2 1/3% of the Severance Salary. Where the Employer has not paid the aforesaid 2 1/3% in addition to the 12%, the Employer’s payments shall stand in lieu of 72% of the Employee’s severance pay only;

(b)	Into an Insurance Fund are no less than one of the following:

(1)	13 1/3% of the Severance Salary, if the Employer pays for the Employee, in addition to the above, for monthly salary assurance in the event of loss of capacity to work, under a plan approved by the Commissioner for Capital Markets, Insurance and Savings at the Ministry of Finance, in the rate required to assure 75% of the Severance Salary at least, or in the rate 2 1/2% of the Severance Salary, whichever is the lesser (hereinafter: “Payment for Insurance of Loss of Capacity to Work”);

(2)	11% of the Severance Salary, if the Employer also makes payment for insurance for loss of capacity to work, in which case the Employer’s payments shall be in lieu of 72% of the Employee’s severance pay, only; should the Employer make payments to supplement severance pay in addition to the above into a Pension Fund or Insurance Fund for severance pay in the Employee’s name, in the rate of 2 1/3% of the Severance Salary, the Employer’s payments shall be in lieu of 100% of the Employee’s severance pay.

2.	No more than 3 months after the commencement of the Employer’s payments, a written agreement is entered into between the Employer and the Employee containing:

A.	The Employee’s consent to an arrangement under this Authorization in a form setting out the Employer’s payments to the Pension Fund or Insurance Fund, as the case may be; such agreement shall also contain the wording of this Authorization;

B.	A waiver by the Employer in advance of any right that it may have to restitution of the monies from its payments, unless the Employee’s right to severance pay is repudiated in a judgment under sections 16 and 17 of the Law, and to the extent so repudiated, or that the Employee has withdrawn monies from the Pension Fund or the Insurance Fund not due to an entitling event; in this regard, “entitling event” – death, disability or retirement at the age of 60 or more.

C.	This Authorization shall not derogate from an employee’s right to severance pay under the Law, under a collective agreement, extension order or employment contract, in respect of salary above the exempt salary.

(Eliyahu Yishai)

The Employee:	/s/ Ronen Tanami	The Company:	/s/ Einav Brenner

/s/ Yehu Ofer